SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 2, 2003

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that the sale of Westmoreland Terminal Company’s 20% interest in Dominion Terminal Associates (“DTA”), announced on March 17, 2003, has closed as of June 30, 2003. Dominion Energy Terminal Company, Inc. of Richmond, Virginia (“DETC”), a subsidiary of Dominion Energy, wh ich is a unit of Dominion (NYSE: D) purchased the interest in DTA and associated industrial revenue bonds for $10.5 million. (DTA has not previously been affiliated with Dominion). As a result of the closing and as more fully explained in the Company’s report on Form 10-Q filed for the first quarter of 2003, Westmoreland will recognize a pretax gain in the second quarter of approximately $4.5 million, and will no longer incur losses from this entity. Pre-tax losses from DTA have averaged approximately $2 ..0 million for the last three years.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated July 2, 2003

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, t he registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 2, 2003	By: /s/ Robert J. Jaeger
Robert J. Jaeger
Senior Vice President- Finance and Development

EXHIBIT 99.1

Westmoreland Closes Sale Of
Dominion Terminal Associates

             -      $4.5 million pretax gain will be recognized in Q2

-      Eliminates ongoing losses related to DTA

Colorado Springs, CO – July 2, 2003 – Westmoreland Coal Company (AMEX: WLB) announ ced today that the sale of Westmoreland Terminal Company’s 20% interest in Dominion Terminal Associates (“DTA”), announced on March 17, 2003, has closed as of June 30, 2003. Dominion Energy Terminal Company, Inc. of Richmond, Virginia (“DETC”), a subsidiary of Dominion Energy, which is a unit of Dominion (NYSE: D) purchased the interest in DTA and associated industrial revenue bonds for $10.5 million. (DTA has not previously been affiliated with Dominion). As a result of the closing and as more fully exp lained in the Company’s report on Form 10-Q filed for the first quarter of 2003, Westmoreland will recognize a pretax gain in the second quarter of approximately $4.5 million, and will no longer incur losses from this entity. Pre-tax losses from DTA have averaged approximately $2.0 million for the last three years.

Westmoreland Coal Company is the oldest independent coal company in the United States and was ranked among the top ten U.S. coa l producers in 2002. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For mo re information about Westmoreland visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600